Exhibit 10.21

SEPARATION AND GENERAL RELEASE AGREEMENT

This SEPARATION AND GENERAL RELEASE AGREEMENT (the “Agreement”) is made and entered into between Wolfspeed, Inc., a North Carolina corporation (the “Company”), and Kevin Speirits (“Executive”). Throughout the remainder of the Agreement, the Company and Executive may be collectively referred to as “the parties.”

Executive was employed as Senior Vice President, Finance. Executive is subject to the Employee Agreement Regarding Confidential Information, Intellectual Property, and Non-Competition (the “Non-Competition Agreement”). Executive may, under specified circumstances, be entitled to certain benefits under (i) the Company’s 2013 Long-Term Incentive Compensation Plan (the “2013 Plan”); (ii) the Executive’s Award Agreements under the 2013 Plan; and (iii) the Offer Letter. The parties have negotiated the terms of Executive’s separation from employment and have agreed upon acceptable terms as described herein. Executive acknowledges and agrees that this Agreement provides them with different benefits in lieu of the benefits they may have been entitled to receive under any Company plan or agreement, including the 2013 Plan and the Offer Letter.
    Executive represents that they have carefully read this entire Agreement, understand its consequences, and voluntarily enter into it.
    In consideration of the above and the mutual promises set forth below, the Executive and the Company agree as follows:
1.TERMINATION OF EMPLOYMENT. Executive’s Employment terminated as of April 03, 2026 (the “Separation Date”). As of the Separation Date, Executive will be deemed to have resigned from all of their officer positions with the Company and its subsidiaries and affiliates, as well as any director or officer positions Executive may hold with third parties at the request of or on behalf of the Company.

2.SEPARATION BENEFITS.

(a)Separation Benefits. In consideration of the release and other promises contained herein, and on the condition that Executive fully complies with their obligations under this Agreement, including but not limited to Sections 4, 5, 6, and 13, and Executive executes and provides the Company with a copy of this Agreement and the resignation letter attached to this Agreement as Exhibit A, the Company agrees that:

i)Severance. The Company shall pay to Executive the sum of $399,750.00 (less all applicable withholdings) (“Severance Pay”), representing 52 weeks of Employee’s annual salary as of the Effective Date, to be paid in equal installment payments in accordance with the Company’s regular payroll schedule over the 52 week period following the Separation Date (the “Severance Period”), beginning on the first such payroll date occurring at least thirty (30) calendar days after the revocation period set forth in Section 11 has expired, provided however, that that such payments may be delayed as necessary under and will be subject to Section 19(d) below.

ii)Continued Health Benefits. The Company shall pay directly to the Company’s Consolidated Omnibus Reconciliation Act of 1985 ("COBRA") provider 13 months of the employer portion of COBRA continuation expenses as soon as administratively possible, after Executive’s election of COBRA continuation coverage and provided Wolfspeed has received a signed copy of this Agreement, whichever is later. During this time, Executive will be responsible for paying the employee portion of the expense directly to the provider. All COBRA contribution obligations shall cease on the earlier of the date Executive terminates COBRA continuation coverage, fails to pay the employee portion of the coverage costs, becomes eligible for new group healthcare coverage or exhausts the maximum COBRA contribution period set forth above.  Executive acknowledges these payments will be made only if Executive properly and timely elects to continue health coverage under Wolfspeed’s Health Benefits Plan in accordance with the continuation requirements of COBRA, following the Separation Date.  After the expiration of the specified period, Executive shall be entitled to choose to continue such COBRA coverage for the remainder of the COBRA period, at Executive’s own expense.  Nothing in this Agreement shall constitute a guarantee of COBRA continuation coverage or benefits.  Executive shall be solely responsible for all obligations in electing COBRA continuation coverage and taking all steps necessary to qualify for and maintain such coverage.

iii)Outplacement Services. The Company will offer Executive 6 months of outplacement services, at no cost to Executive, provided by Right Management via their Executive program. Right Management will be paid directly by Wolfspeed for providing these services to Executive. Executive may not receive a cash payment in lieu of utilizing these services.

iv)Bonus. The Company shall pay to Executive, less all applicable withholdings, an amount equal to the amount of the Executive’s bonus opportunity at the target level for the fiscal year during which the Separation Date occurs. This payment will be paid in accordance with the Wolfspeed Bonus Plan which includes the application of the Annual Award Results and payment generally made as soon as practical following the performance period.

v)    Continued Vesting for Certain Options, PSUs, or RSUs. Executive shall have certain rights to continued vesting, as set forth below, for certain unvested performance stock units (“PSUs”), restricted stock units ("RSUs") or options to purchase Company stock ("Options") granted under the 2013 Plan, conditioned upon: (a) Executive's fulfillment of Executive's obligations for consulting under Section 3; and (b) Executive's continued compliance with all other terms of this Agreement through each applicable vesting date:

    Any PSUs, RSUs or unvested Options that are (a) unvested as of the Separation Date, and (b) that would have vested within the twelve (12) month period beginning on and immediately following the Separation Date (the "Post-Termination Vesting Period") had Executive's employment not terminated on the Separation Date, shall continue to vest and become exercisable (in the case of Options) or settle and pay out (in the case of RSUs) in accordance with the time-based vesting schedule that would have applied had Executive's employment not terminated; or paid out based upon actual performance including proration for time of service (where applicable in the case of PSUs); and

Except as expressly provided in this Section 2(a)(v), all Options, PSUs, and RSUs shall remain subject to the terms and conditions of the applicable awards and the 2013 Plan. For clarity and the avoidance of doubt, Executive acknowledges and agrees that all unvested Options, PSUs, or RSUs as of the Separation Date scheduled to vest outside of the Post-Termination Vesting Period shall be immediately and irrevocably forfeited as of the Separation Date. As of the Separation Date, Executive will receive no further equity grants. Executive further acknowledges and agrees that the Compensation Committee of the Company's Board of Directors retains the exclusive right to determine the additional vesting, if any, to which Executive is entitled pursuant to this Section 2(a)(v) in accordance with the terms of the 2013 Plan and applicable award agreements thereunder. Executive agrees to execute any document necessary to permit the vesting of shares contemplated in this Section (2)(a)(v). For purposes of the continued vesting set forth in this Section 2(a)(v), Executive's service as a consultant during the Post-Termination Vesting Period shall be deemed continued service under the Company's equity plans, programs, or agreements.

(b)Other Benefits. As of the Separation Date, Executive shall not be entitled to medical, dental, vision, life, disability, accidental death, and dismemberment insurance benefits, or any other employee benefits, and shall not be an active participant in the Company’s 401(k) Plan (the “401(k) Plan”), any Company Severance Plan, equity plans, or any other plan of any type. For the avoidance of doubt, Executive will not be eligible to contribute to their 401(k) plan from any payments received under this Agreement after the Separation Date, except for their regular salary paid through the Separation Date. Nothing in this Agreement, however, shall be deemed to limit Executive’s continuation coverage rights under COBRA or Executive’s vested rights, if any, under the 401(k) Plan or any other Company plan, and the terms of those plans shall govern.

(c)Benefits in Lieu of Any Other Separation or Severance Benefits. Executive acknowledges that the compensation and benefits available to them under this Agreement are in lieu of any compensation and benefits they would be eligible to receive under any other agreement or Company plan upon the termination of their employment for any reason, including, but not limited to, any Company Severance Plan and the 2013 Plan. Accordingly, and for the avoidance of doubt, Executive hereby waives any other severance, separation, or post-termination compensation or benefits (including any potential acceleration of vesting of equity awards) available to them under any other agreement or plan, including but not limited to any Company Severance Plan, the 2013 Plan, any Change in Control plan or agreement, and their related Award Agreements. Executive further acknowledges and agrees that if Executive fails to fulfill any of the promises contained herein and/or any other agreements Executive has previously entered into with the Company (including the Restricted Stock Unit (“RSU”) award agreements), including but not limited to those related to non-competition, non-solicitation, confidentiality, and/or non-disparagement, all Consideration referenced in paragraph 2 above is subject to immediate repayment to the Company upon written demand of the Company. The Company in its sole discretion may also claw back or seek repayment of any amounts granted to or received by Executive under any relevant agreement.

3.SPECIAL CONSULTING SERVICES.
(a)Term and Nature of Services. As a condition of receiving the Severance Benefits set forth in Section 2, beginning immediately following the Separation Date and continuing until April 03, 2027 (the “Consulting Term”), Executive shall serve as a special consultant (“Consultant”) to the Company, and will report to and perform duties assigned by the Company’s Chief Financial Officer (the “CFO”) or their designee (hereafter, the “Consulting Arrangement”). Executive shall be available to provide services as a Consultant at such times and in such amounts, as reasonably requested by the CFO and/or as necessary; provided that such services shall be provided at times and places mutually agreeable to the parties and shall not exceed 10% of Executive’s average amount of work time during the twelve (12) month period prior to the Separation Date, in order to ensure that Executive’s separation from employment with the Company is considered a “Separation from Service” within the meaning of Section 409A of the Internal Revenue Code.

(b)Compensation for Consulting Services. For the Consulting Term, the Separation Benefits set forth in Section 2 shall be deemed full compensation for the delivery of services as a Consultant, regardless of the number of hours spent by Executive on such consulting services. Executive shall not be eligible to receive any additional compensation, bonuses, stock grants, etc. during the Consulting Term.

(c)Independent Contractor Status. The parties hereby acknowledge and agree that Executive’s provision of services as a Consultant shall be provided strictly as an independent contractor. Nothing in this Agreement shall be construed to render Executive an employee, co-venturer, agent, or other representative of the Company during the Consulting Term. Executive understands that they must comply with all tax laws applicable to a self-employed individual, including the filing of any necessary tax returns and the payment of all income and self-employment taxes. The Company shall not be responsible for, and shall not obtain, worker’s compensation, disability benefits insurance, or unemployment security insurance coverage for Executive. Executive is not eligible for, nor entitled to, and shall not participate in, any of the Company’s benefit plans. Consistent with their duties and obligations under this Consulting Agreement Executive shall, at all times, maintain sole and exclusive control over the manner and method by which he performs his services as a Consultant.

(d)Early Termination of Consulting Term. The Company may terminate the Consulting Term early if Executive has engaged in any of the following conduct: (i) Executive’s breach of Executive’s obligations under this Agreement, including without limitation the Restrictive Covenants set forth in Section 4 of this Agreement or the Non-Competition Agreement; (ii) willful inattention to or misconduct in the performance of consulting services; or (iii) conviction of or entering of a guilty plea or plea of no contest with respect to a felony or a crime of moral turpitude. Executive shall nevertheless be obligated to comply with the Restrictive Covenants set forth in Section 4 of this Agreement and the Non-Competition Agreement to the same extent as Executive would have been obligated had the Consulting Term not been terminated early.

4.RESTRICTIVE COVENANTS.

(a)Existing Agreement. Executive is subject to the Employee Agreement Regarding Confidential Information, Intellectual Property, and Non-Competition (the “Non-Competition Agreement”). Executive acknowledges and agrees that they will be obligated to comply strictly with the terms of the Non-Competition Agreement in accordance with its terms.
(b)Additional Restrictions. In light of Executive’s access to highly confidential and proprietary information during their employment with the Company, and unique access to customers, agents, distributors, vendors, and employees, in addition to the terms of the Non-Competition Agreement, in consideration of the benefits under this Agreement, Executive hereby agrees that they will be subject to the additional restrictions for the duration of the Severance Period and Consulting Term:

(i) Non-Solicitation of Employees. Executive shall not engage in the following activities, whether on their own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant, or independent contractor, nor shall Executive provide material assistance to any other person or entity to do so:

(a)offer employment to, solicit for employment, or hire any employee of the Company or any person who was employed by the Company or by any Restricted Affiliate of the Company at the time of the termination of Executive’s employment by the Company or during the one-year period prior to Executive’s termination by Company;

(b)offer employment to, solicit for employment, or hire any employee of the Company or of a Restricted Affiliate with respect to whom Executive had responsibility, or someone whom Executive directly or indirectly supervised had responsibility, at the time of the termination of Executive’s employment by the Company or during the one-year period prior to Executive’s termination by Company; or

(c)offer employment to, solicit for employment, or hire any employee of the Company or of a Restricted Affiliate who was personally known to Executive.

(ii) Non-Competition. Executive shall not, whether on their own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant, or independent contractor, become employed by or provide services to any business, company or division, which engages in any or all of the same business engaged in by the Company, as defined in Section 4(c)(ii) below.

(iii) Non-Solicitation of Customers, Agents, and Distributors. Executive shall not engage in the following activities, whether on their own behalf or as an officer, director, stockholder, partner, associate, owner, employee, consultant, or independent contractor by or for any third party, nor shall Executive provide material assistance to any other person or entity to do so;

(a)solicit any customer, agent, or distributor of the Company or any customer of any Restricted Affiliate, to obtain services or products that the customer, agent, or distributor had obtained from the Company or Restricted Affiliate from an entity in competition with the Company or Restricted Affiliate:

(b)solicit any person or entity which Executive serviced, contracted with, or negotiated with on behalf of the Company or any Restricted Affiliate to obtain services or products that the customer, agent, or distributor had obtained from the Company or a Restricted Affiliate from an entity in competition with the Company or Restricted Affiliate;

(c)solicit any person or entity which any employee of the Company or any Restricted Affiliate for whom Executive was responsible, serviced, contracted with, or negotiated with on behalf of the Company or any Restricted Affiliate, to obtain services or products that the customer, agent, or distributor had obtained from the Company or Affiliate from an entity in competition with the Company or Restricted Affiliate;

(d)solicit any customer, agent, or distributor of the Company or any Restricted Affiliate, the effective solicitation of which would reasonably be expected to benefit by the knowledge of Confidential Information, to obtain services or products that the customer, agent, or distributor had obtained from the Company or a Restricted Affiliate from an entity in competition with the Company or a Restricted Affiliate;

(e)solicit any vendor, supplier, agent, or distributor of the Company or a Restricted Affiliate to cease doing business with the Company or Restricted Affiliate, or to provide services or products to an entity in competition with the Company or any Restricted Affiliate the effect of which would be to eliminate or diminish the provision of services or products to the Company or a Restricted Affiliate; or

(f)encourage any vendor, supplier, customer, agent, or distributor of the Company or any Restricted Affiliate to cancel, terminate, or refrain from renewing or continuing any contract, purchase order, or business relationship with the Company or a Restricted Affiliate or to otherwise diminish that entity’s relationship with the Company or any Restricted Affiliate.

(c)Definitions. For purposes of this Agreement, these terms shall have the following meaning:
i)“Affiliate(s)” shall mean: (i) any company’s parent, subsidiary, or related entity; and/or (ii) any entity directly or indirectly controlled or beneficially owned in whole or part by a company or company’s parent, subsidiary, or related entity.
ii)“Company Business” shall mean the business engaged in by the Company, and its Restricted Affiliates, that includes the development, manufacture, marketing, distribution,

research, or sale of any product, service, or technology, including the following products, services, and technologies: (1) silicon carbide (SiC) materials for electronic applications, (2) SiC materials for gemstone applications, (3) AIII nitride materials for electronic applications, (4) power semiconductor devices made using SiC and/or AIII nitride materials and components and modules incorporating such devices, (5) radio frequency (RF) and microwave devices made using SiC and/or AIII nitride materials, and components and modules incorporating such devices, and (6) other semiconductor devices made using SiC and/or AIII nitride materials and components incorporating such devices.
iii)“Restricted Affiliate(s)” shall mean any Affiliate of the Company with which Executive worked, had responsibility or supervisory authority, or which uses Confidential Information of the Company about which Executive has knowledge.
5.COMPANY PROPERTY AND TRANSITIONING WORK. Upon the execution of this Agreement, or if earlier as requested by the Company, Executive shall: (i) deliver to the Company all records, memoranda, data, documents, and other property of any description which refer or relate in any way to trade secrets or confidential information, including all copies thereof, which are in his possession, custody or control, including any Company strategy documents; (ii) deliver to the Company all Company property (including, but not limited to, keys, credit cards, computers, client files, contracts, proposals, work in process, manuals, forms, computer-stored work in process, and other computer data, research materials, other items of business information concerning any Company customer or client or potential prospect to purchase some or all of the Company’s assets, or Company business or business methods, including all copies thereof) which is in their possession, custody or control; and (iii) prior to the Separation Date, and during the Consulting Term, as requested by the Company, fully cooperate with the Company in winding up their work and transferring that work to other individuals designated by the Company. Executive acknowledges that they will not have access to the Company’s network or systems as of the Separation Date.

6.COOPERATION. Executive will cooperate with Releasees and their counsel in connection with any past, current, or future investigation(s), administrative or regulatory proceeding(s), intellectual property litigation, and/or prosecution or defense and/or any litigation relating to any matter in which Executive was involved or of which Executive has knowledge as a result of Executive’s employment with any of the Releasees.  Executive specifically agrees to make themselves available at reasonable times and places to assist the Releasees in the defense of any lawsuits or claims asserting claims against any Releasee, including providing truthful and accurate information and/or testimony.

7.ADEQUACY OF CONSIDERATION. Executive acknowledges that the benefits available to them under this Agreement are significant, and constitute adequate consideration for the release of claims, under Sections 8 and 9 of this Agreement.

8.RELEASE. In consideration of the benefits conferred by this agreement, Executive (on behalf of themselves, their family members, heirs, assigns, executors, and other representatives) releases the Company and its past, present, and future parents, subsidiaries, affiliates, and its and/or their predecessors, successors, assigns, and its and/or their past, present, and future officers, directors, executives, owners, investors, shareholders, administrators, business units, executive benefit plans (together with all plan administrators, trustees, fiduciaries, and insurers), and agents (“Releasees”) from all claims and waives all rights known or unknown they may have or claim to have in each case relating to their employment with the Company, or their separation therefrom arising before the execution of this Agreement by Executive, including but not limited to claims: (i) for discrimination, harassment, or retaliation arising under any federal, state, or local laws, or the equivalent applicable laws of a foreign country, prohibiting age (including but not limited to claims under the Age Discrimination in Employment Act of 1967 (ADEA), as amended, and the Older Worker Benefit Protection Act of 1990 (OWBPA)), sex, national origin, race, religion, disability, veteran status, or other protected class discrimination, the Family and Medical Leave Act, as amended (FMLA), harassment or retaliation for protected activity; (ii) for compensation, commission payments, bonus payments, and/or benefits including but not limited to claims under the Fair Labor Standards Act of 1938 (FLSA), as amended, the Employee Retirement Income Security Act of 1974, as amended (ERISA), the Family and Medical Leave Act, as amended (FMLA), and similar federal, state, and local laws, or the applicable laws of any foreign country; (iii) under federal, state, or local law, or the applicable laws of any foreign country, of any nature whatsoever, including but not limited to constitutional, statutory; common law; (iv) under any employment agreement, severance plan, or other benefit plan; (v) for attorneys’ fees; and (vi) any and all claims related to equity, including but not limited to granting, vesting, revocation, and cancellation. Executive specifically waives their right to bring or participate in any class or collective action against the Company. Provided, however, that this release does not apply to claims by Executive: (aa) for workers’ compensation benefits or unemployment benefits filed with the applicable state agencies; (bb) for vested pension or retirement benefits including under the Company’s 401(k) plan; (cc) to continuation coverage under COBRA, or equivalent applicable law; (dd) to rights arising out of their ownership of stock or options in the Company or its affiliates; (ee) to rights that cannot lawfully be released by a private settlement agreement; or (ff) to enforce, or for a breach of, this Agreement (the “Reserved Claims”). For the purpose of implementing a full and complete release and discharge, Executive expressly acknowledges that this Agreement is intended to include in its effect, without limitation, all claims which they do not know or suspect to exist in their favor at the time of execution hereof, and that this Agreement contemplated the extinguishment of any such claim or claims.

9.COVENANT NOT TO SUE. In consideration of the benefits offered to Executive, Executive will not sue Releasees on any of the released claims or on any matters relating to their employment arising before the execution of this Agreement other than with respect to the Reserved Claims, including but not limited to claims under the ADEA, or join as a party with others who may sue Releasees on any such claims; provided, however, this paragraph will not bar a challenge under the OWBPA to the enforceability of the waiver and release of ADEA claims set forth in this Agreement, the Reserved Claims, or where otherwise prohibited by law. If Executive does not abide by this paragraph, then (i) they will return all monies received under this Agreement and indemnify Releasees for all expenses incurred in defending the action, and (ii) Releasees will be relieved of their obligations hereunder.

10.RIGHT TO REVIEW. The Company delivered this Agreement, containing the release language set forth in Sections 8 and 9, to Executive on April 06, 2026 (the “Notification Date”), and

informed them that it desires that they have adequate time and opportunity to review and understand the consequences of entering into it. The Company advises Executive as follows: (a) Executive should consult with their attorney prior to executing the Agreement; and (b) Executive has forty-five (45) days from the Separation Date within which to consider it. Executive must return an executed copy of the Agreement to the Company no sooner than one (1) day after the Separation Date and on or before the forty-sixth (46th) day following the Separation Date. Executive acknowledges and understands that they are not required to use the entire forty-five (45)-day review period and may execute and return this Agreement at any time after the Separation Date and before the forty-sixth (46th) day following the Separation Date. If, however, Executive does not execute and return an executed copy of this Agreement on or before the forty-sixth (46th) day following the Separation Date, this Agreement shall become null and void. This executed Agreement shall be returned to: Allyson Van Gorder, Senior Paralegal, Wolfspeed, Inc., 4600 Silicon Drive, Durham, NC 27703, [***].

11.REVOCATION. Executive may revoke the Agreement during the seven (7) day period immediately following their execution of it. This Agreement will not become effective or enforceable until the revocation period has expired. To revoke this Agreement, a written notice of revocation must be delivered to: Melissa Garrett, General Counsel, Senior Vice President Legal, General Counsel, and Corporate Secretary, Wolfspeed, Inc., 4600 Silicon Drive, Durham, NC 27703, [***].

12.AGENCY CHARGES/INVESTIGATIONS. Executive affirms that Executive is not aware of, nor has been retaliated against, for reporting any allegations of wrongdoing by Wolfspeed or its officers, including any allegations of corporate fraud, misrepresentation, or misconduct. Executive affirms that, to the best of Executive’s knowledge, Wolfspeed has provided accurate and transparent financial information to its shareholders and the public and abided by all provisions of all applicable laws and regulations, including The Sarbanes-Oxley Act of 2002. Both Parties acknowledge that this Agreement does not limit either party’s right, where applicable, to file or participate in an investigative proceeding of any federal, state, or local governmental agency, as outlined in this Section 12. Nothing in this Agreement prohibits or prevents Executive from filing a charge with or participating, testifying, or assisting in any investigation, hearing, whistleblower proceeding, or other proceeding before any federal, state, or local government agency (e.g., EEOC, NLRB, SEC., etc.) (“Government Agency”), nor does anything in this Agreement preclude, prohibit, or otherwise limit, in any way, Executive’s rights and abilities to contact, communicate with, report matters to, or otherwise participate in any whistleblower program administered by any such agencies. Executive further understands that this Agreement does not limit Executive's or the Company’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency in connection with reporting a possible securities law violation, or other violation of law, without notice to the Company. Nothing in this Agreement or any other agreement limits Executive’s right to receive an award for information provided to any Government Agency/SEC staff.

13.NON-DISPARAGEMENT. Executive agrees that from the Separation Date forward they shall not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the Company, or any of its employees or officers, products, and existing and prospective customers, suppliers, vendors, agents, distributors, investors, and other associated third parties, now or in the future. The foregoing restrictions will not apply to any statements that are made truthfully in response to a subpoena or other compulsory legal process. In response to any reference inquiries, the Senior Vice President of Human Resources will provide only such information dictated by Company policy.

14.LEGAL AND EQUITABLE REMEDIES FOR BREACH OF CERTAIN PROVISIONS. Executive acknowledges that their failure to abide by Sections 4, 5, 6, and/or 13 of this Agreement would cause irreparable harm to the Company and/or its Affiliates for which legal remedies would be inadequate. Therefore, in addition to any legal or other relief to which the Company and/or its Affiliates may be entitled by virtue of Executive’s failure to abide by these provisions: (a) the Company will be released of its obligations under this Agreement to make any post-termination payments or provide any post-termination benefits, including but not limited to those otherwise available pursuant to Section 2 hereof, and Executive shall immediately forfeit any unvested RSUs or options as of the date of Executive’s breach; (b) the Consulting Terms under Section 3 shall automatically terminate as of the date of Executive’s breach; (c) the Company may seek legal and equitable relief, including but not limited to preliminary and permanent injunctive relief, for Executive’s actual or threatened failure to abide by these provisions; (d) Executive will return all post-termination payments and the value of any post-termination vesting already received pursuant to Section 2 of this Agreement; and (e) if, as a result of Executive’s failure to abide by Section 4 of this Agreement, any commission or fee becomes payable to Executive or to any person, corporation, or other entity with which Executive has become employed or otherwise associated, Executive shall pay the Company or cause the person, corporation, or other entity with whom they have become employed or otherwise associated to pay the Company an amount equal to such commission or fee. In the event that the Company exercises its right to discontinue payments or benefits under this provision, Executive returns all post-termination payments and/or the value of benefits received pursuant to this Agreement, Executive shall nevertheless remain obligated to abide by the terms of this Agreement, including but not limited to Sections 4 and 13.
15.DISCLAIMER OF LIABILITY. Nothing in this Agreement is to be construed as either an admission of liability or admission of wrongdoing on the part of either party, each of which denies any liabilities or wrongdoing on its part.

16.GOVERNING LAW. This Agreement shall be construed, interpreted, and governed in accordance with and by North Carolina law and the applicable provisions of federal law, including but not limited to the ADEA and the OWBPA (“Applicable Federal Law”). Any and all claims, controversies, and causes of action arising out of or relating to this Agreement, whether sounding in contract, tort, or statute, shall be governed by the laws of the state of North Carolina, including its statutes of limitations, except for Applicable Federal Law, without giving effect to any North Carolina conflict-of-laws rule that would result in the application of the laws of a different jurisdiction.  Both Executive and the Company acknowledge and agree that the state or federal courts located in North Carolina have personal jurisdiction over them and over any dispute arising under this Agreement, and both Executive and the Company irrevocably consent to the jurisdiction of such courts.

17.ENTIRE AGREEMENT. Except as expressly provided herein, this Agreement: (i) supersedes and cancels all other understandings and agreements, oral or written, with respect to Executive’s employment with the Company; (ii) supersedes all other understandings and agreements, oral or written, between the parties with respect to the subject matter of this Agreement; and (iii) constitutes the sole agreement between the parties with respect to this subject matter. Each party acknowledges that: (i) no representations, inducements, promises, or agreements, oral or written, have been made by any party or by anyone acting on behalf of any party, which are not embodied in this Agreement; and (ii) no agreement, statement, or promise not contained in this Agreement shall be valid. No change or modification of this Agreement shall be valid or binding upon the parties unless such change or modification is in writing and is signed by the parties.

18.SEVERABILITY; SEPARATE AND INDEPENDENT COVENANTS. If any portion, provision, or part of this Agreement is held, determined, or adjudicated by any court of competent jurisdiction to be invalid, unenforceable, void, or voidable for any reason whatsoever, each such portion, provision, or part shall be severed from the remaining portions, provisions, or parts of this Agreement, and such determination or adjudication shall not affect the validity or enforceability of such remaining portions, provisions, or parts.

19.SECTION 409A OF THE INTERNAL REVENUE CODE.

(a)Parties’ Intent. The parties intend that all payments or benefits hereunder shall either qualify for an exemption from or comply with the applicable rules governing non-qualified deferred compensation under Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), and the regulations thereunder (collectively, “Section 409A”) and all provisions of this Agreement shall be construed in a manner consistent with such intention. If any provision of this Agreement (or of any award of compensation, including equity compensation or benefits) would cause Executive to incur any additional tax or interest under Section 409A, the Company shall, upon the specific request of Executive, use its reasonable business efforts to in good faith reform such provision to be exempt from, or comply with, Code Section 409A; provided, that to the maximum extent practicable, the original intent and economic benefit to Executive and the Company of the applicable provision shall be maintained, and the Company shall have no obligation to make any changes that could create any material additional economic cost or loss of material benefit to the Company. Notwithstanding the foregoing, the Company shall have no liability with regard to any failure to comply with Section 409A, provided that the Company acted in good faith and in a prudent manner to comply with Section 409A. If a payment that is deferred compensation subject to Section 409A is subject to satisfaction of a release requirement and the period for satisfying the release requirement begins in one calendar year and ends in the following calendar year (the “Release Satisfaction Period”), then any amount becoming payable during the Release Satisfaction Period shall not be paid until the later calendar year.

(b)Installment Payments Treated as Separate Payments. For purposes of Section 409A, each installment payment provided to Executive pursuant to this Agreement shall be treated as a separate and distinct payment.

(c)Separation from Service. A termination of employment or separation from service shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute nonqualified deferred compensation within the meaning of Section 409A upon or following a termination of employment or separation from service unless such termination also constitutes a “Separation from Service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment,” “separation from service” or like terms shall mean Separation from Service.

(d)Delayed Distribution to Specified Employees. If the Company determines in accordance with Sections 409A and 416(i) of the Code and the regulations promulgated thereunder, in the Company’s sole discretion, that a delay in benefits provided under this Agreement is necessary to comply with Code Section 409A(A)(2)(B)(i) since Executive is a Specified Employee thereunder, then any post-separation payments and any continuation of benefits or reimbursement of benefit costs provided by this Agreement, and not otherwise exempt from Section 409A, shall be delayed for a period of six (6) months following the date of Executive’s separation from service (the “409A Delay Period”). In such event, any post-separation payments and the cost of any continuation of benefits provided under this Agreement that would otherwise be due and payable to Executive during the 409A Delay Period shall not commence until, and shall be made to Executive in a lump sum cash amount on the first business day after the date that is six (6) months following Executive’s Separation from Service and in such event the initial payment shall include a catch-up amount covering amounts that would otherwise have been paid during the six (6)-month period following Executive’s Separation from Service.

20.ACKNOWLEDGEMENT AND AFFIRMATION. Executive affirms that Executive has not divulged any proprietary or confidential information of Company and will continue to maintain the confidentiality of such information consistent with Company’s policies and Executive’s agreement(s) with Company and/or common law.

21.OTHER TAXES. Executive shall have sole responsibility for the payment of any and all income taxes and/or excise taxes arising from or due on account of any payment made or benefit provided by the Company under this Agreement.

22.COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which taken together shall constitute one and the same instrument. Any party hereto may execute this Agreement by signing any such counterpart.

23.WAIVER OF BREACH. A waiver of any breach of this Agreement by Company shall not constitute a waiver of any other provision of this Agreement or any subsequent breach of this Agreement.

(Signature page Follows)

(Signature page to Separation and General Release Agreement)

IN WITNESS WHEREOF, the parties have entered into this Agreement as of the day and year written below.

WOLFSPEED, INC.

By: /s/ Margaret Chadwick

Name: Margaret Chadwick

Title: CHRO

Date: 04/20/2026

KEVIN SPEIRITS

By: /s/ Kevin Speirits

Date: April 14th, 2026

EXHIBIT A

RESIGNATION

    I, Kevin Speirits, hereby resign as an officer of Wolfspeed, Inc. and all of its subsidiaries, effective April 03, 2026.

KEVIN SPEIRITS

By: /s/ Kevin Speirits

Date: April 14th, 2026

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